Exhibit 99.1

InnerWorkings Creates International Centers of Excellence to Optimize Client Service
Intended to drive even stronger integration across its global platform

CHICAGO, IL - December 16, 2015 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced a global business realignment strategy that will allow the Company to more efficiently meet client needs with consistently high levels of quality and service across its global platform.

The realignment will centralize resources in regional centers of excellence that ensure all clients have access to the full suite of InnerWorkings’ services. The most significant changes will be seen in Europe, where several hubs will be created to provide a more effective model to serve client needs across the region. The Company already maintains similar hubs and centers of excellence in North America, Latin America, and Asia. This new structure will enhance the roll out of the Company’s broad range of marketing execution capabilities to new clients as well as the recent enterprise wins with large corporations.

“This realignment is a natural next step following the significant growth InnerWorkings has experienced in recent years,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “Through improved integration of our international resources, we put ourselves in a better position to support our global clients while improving our annual profitability by approximately $5.0 - $6.0 million.”

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our most recently filed Form 10-K.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is based in Chicago, IL and employs more than 1,500 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, and transportation. For more information visit: www.inwk.com.

Contact:
InnerWorkings, Inc.
Bridget Freas
312-589-5613
bfreas@inwk.com